Exhibit 99.2

Bank of the James Announces Equity Raise

Lynchburg, VA., November 24, 2015 – Bank of the James Financial Group, Inc. (NASDAQ: BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving Lynchburg, Charlottesville, Harrisonburg, Roanoke and other markets in Virginia, announced that it entered into definitive agreements to sell 1,000,000 shares of common stock to certain institutional investors at a price of $11.52 per share. The Company anticipates that the transaction will close on or about November 30, 2015. The gross proceeds to the Company from the Private Placement will be $11,520,000. The Company intends to use $10,000,000 to prepay in full notes issued in the second quarter of 2012 (the “2012 Notes”). The 2012 Notes bear interest at 6% per year with quarterly payments of interest only. The 2012 Notes mature on April 1, 2017 but can be prepaid in whole or in part on 30 days’ written notice to the noteholders. Promptly following the date on which it closes the Private Placement, the Company intends to notify noteholders of its intent to prepay the 2012 Notes in full. The remaining proceeds from the sale will be retained by the Company to pay related transaction fees and expenses and for general corporate purposes.

The prepayment of the 2012 Notes will reduce the Company’s interest expense by $150,000 per quarter through the time the notes were scheduled to mature. In addition, by replacing the Company’s debt with equity, the prepayment of the 2012 Notes will increase the Company’s consolidated capital ratios.

Robert R. Chapman III, President and CEO of the Company commented, “We are pleased that these institutional investors have confidence in the future of Bank of the James, and we welcome them as shareholders.”

Raymond James is serving as sole placement agent for the Company’s private placement of common equity.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves Lynchburg, Charlottesville, Harrisonburg, Roanoke, and other markets in Virginia. The bank operates 11 full service locations, two limited service branches, two loan production offices, and an investment services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of Bank of the James Financial Group, Inc. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

Contact: J. Todd Scruggs, Executive Vice President and CFO

(434) 846-2000

tscruggs@bankofthejames.com